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                          APACHE MEDICAL SYSTEMS, INC.
               EXHIBIT 11.1-COMPUTATION OF EARNINGS(LOSS) PER SHARE
                      (in thousands, except per share data)

                                                        Three Months Ended September 30,     Nine Months Ended September 30,
                                                            1998               1997             1998                1997
                                                         ------------       ------------     -----------         -----------
Income applicable to common shares:

Net loss                                                     $(1,699)           $(5,038)        $(2,694)          $(12,676)

                                                         ------------       ------------     -----------         ----------
        Loss applicable to common shares                     $(1,699)           $(5,038)        $(2,694)          $(12,676)
                                                         ============       ============     ===========         ==========


  Weighted average number of common shares outstanding         7,292              7,258           7,292              7,258

        Weighted average common shares                         7,292              7,258           7,292              7,258
                                                         ============       ============     ===========         ==========


  Basic and diluted net loss per common share                 $(0.23)            $(0.69)         $(0.37)            $(1.75)
                                                         ============       ============     ===========         ==========





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